Exhibit (g)(2)(ii)

Appendix A

Funds and Portfolios

As of April 30, 2013

Transamerica Cayman Managed Futures Strategy, Ltd.

Transamerica Cayman Commodity Strategy, Ltd.

Transamerica Cayman Global Allocation, Ltd.

Transamerica Cayman Global Macro, Ltd.